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                                                            [CELTRIX Letterhead]
NEWS RELEASE


                              CONTACT: David M. Rosen, Ph.D.
                                       Vice President, Research and Development
                                       (408) 988-2500


              CELTRIX RECEIVES KEY U.S. PATENT WITH BROAD COVERAGE
               FOR THE TREATMENT OF OSTEOPOROSIS AND TISSUE REPAIR

        SANTA CLARA, CA -- November 12, 1997 -- Celtrix Pharmaceuticals, Inc. (Nasdaq: CTRX) announced today that it has received a patent from the United States Patent and Trademark Office providing important commercial protection for the use of SomatoKine(R) in the treatment of osteoporosis. U.S. Patent Number 5,681,818, entitled "Therapeutic Uses of Human Somatomedin Carrier Proteins," covers methods for treating osteoporosis and other medical conditions requiring stimulation of bone and tissue growth.

        "Looking ahead, we are very enthusiastic about the potential for treating severe osteoporosis," said Andreas Sommer, Ph.D., Celtrix's president and chief executive officer. "An estimated 1.5 million elderly Americans (a subset of the estimated 24 million Americans affected by osteoporosis) suffer bone fractures annually as a result of this debilitating disease, often in the hip. Many become immobile and bedridden leading to high healthcare costs. There is presently no treatment available to help these patients regain significant quantities of both lost bone and muscle tissue."

        Dr. Sommer added, "While estrogens and other therapies are available for osteoporosis, these treatments are used primarily to prevent further bone loss rather than to form new bone. In contrast, we believe that SomatoKine is a unique agent in that it offers important potential to substantially increase the patient's bone content, build bone density and, equally important, add lean body mass (typically muscle). Celtrix intends to establish new corporate partnerships to advance product development for severe osteoporosis."

        The new patent protecting these and other potential clinical applications brings Celtrix's total to 12 issued or allowed U.S. patents plus 13 families of patent applications related to the composition, production and methods of use for SomatoKine. In addition, patent protection is being established by Celtrix in fields of key strategic importance in Europe, Japan and other countries.

        Celtrix is a biopharmaceutical company developing novel therapeutics for the treatment of seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging. The company's development focus is on SomatoKine, a novel IGF-BP3 complex, for use in regenerating lost muscle, bone and other tissues essential for the patient's health and quality of life. Ongoing product development programs target acute traumatic injury, such as hip fracture surgery in the elderly and severe burns. SomatoKine is currently undergoing Phase II clinical feasibility testing for these two indications. Other potential indications include severe osteoporosis and protein wasting diseases associated with cancer, AIDS and other life-threatening conditions. Through strategic alliances with Celtrix, The Green Cross Corporation is developing SomatoKine for the treatment of osteoporosis in Japan, and Genzyme Corporation is developing TGF-beta-2 as part of a comprehensive approach to tissue repair and the treatment of systemic disease.

                                     -more-

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"Celtrix Receives Key U.S. Patent With Broad Coverage For The Treatment of
Osteoporosis and Tissue Repair"
Page 2




        This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with the ability to enroll a sufficient number of patients in clinical feasibility studies, as well as future company research, clinical study results, the regulatory approval process, competitive products and other factors which are listed form time to time in Celtrix's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent Celtrix's judgment as of the date of this news release.

                                      -end-